Exhibit 3.2

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KINDRED HEALTHCARE, INC.

Kindred Healthcare, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

1. The name of the Corporation is Kindred Healthcare, Inc.

2. On April 16, 2002, the Corporation filed with the Secretary of State of the State of Delaware the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”), which Certificate of Amendment requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law.

3. The inaccuracy or defect of the Certificate of Amendment to be corrected hereby is that Article FIRST of such Certificate of Amendment contains an inaccurate reference to the provision of the Amended and Restated Certificate of Incorporation amended thereby.

4. The Certificate of Amendment is hereby corrected such that Article FIRST thereof shall read in its entirety as follows:

FIRST: That at a meeting of the Board of Directors of Kindred Healthcare, Inc. resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that such amendment be considered at the annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation be amended as follows to reflect an increase in the number of shares of common stock that the Corporation has the authority to issue:

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is 175,000,000 shares of Common Stock, par value $0.25 per share, and 1,000,000 shares of Preferred Stock, par value $0.25 per share.

5. All other provisions of the Certificate of Amendment remain unchanged.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed on this 24th day of November, 2014.

KINDRED HEALTHCARE, INC.

By:	/s/ Joseph L. Landenwich
	Name: Title:	Joseph L. Landenwich Co-General Counsel and Corporate Secretary